Exhibit 10.1

SECOND AMENDMENT TO LONE STAR TECHNOLOGIES, INC. SECOND
AMENDED AND RESTATED DEFERRED COMPENSATION PLAN

This SECOND AMENDMENT (this “Amendment”) to the Lone Star Technologies, Inc. Second Amended and Restated Deferred Compensation Plan, as amended (the “Plan”), is adopted by the Board of Directors of Lone Star Technologies, Inc., a Delaware corporation (the “Company”) on the 14th day of December, 2006. Unless otherwise clearly required by the context, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Board”) desires to amend the Plan to provide that the Company will pay amounts attributable to post-2006 deferrals if such amounts are not paid when due by a Participant’s Employer; and

WHEREAS, the Board desires to amend the Plan to provide for the acceleration of vesting and distribution of all Accounts in the event of a change in control of the Company; and

WHEREAS, the Board of Directors of the Company desires to amend the withdrawal and distribution provisions of the Plan to conform with the requirements of Section 409A of the Internal Revenue Code of 1986.

NOW, THEREFORE, the Plan is amended as follows:

1.             The first sentence of Section 3.5 of the Plan (relating to Account payments) is amended, effective January 1, 2005, in the following respects:  insert “or” before (B); and delete the following: “or (C) the date after such Participant’s Retirement which is specified by the Committee in its discretion as the date such Account shall become distributable,”.

2.             Section 3.7 of the Plan (relating to hardship distributions) is amended in its entirety to read as follows, effective as of January 1, 2005:

“Withdrawals for Unforeseeable Emergencies.  Subject to Section 409A of the Code, the Committee, acting in its discretion, may allow a Participant to withdrawal all or part of the amounts credited to his or her Accounts if and to the extent the amount of such withdrawal is reasonably necessary to satisfy an unforeseeable emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the withdrawal). For this purpose, an unforeseeable emergency is a severe financial hardship resulting from an illness or accident of the Participant, the Participant’s spouse and/or the Participant’s dependent(s), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The determination whether a Participant is faced with an unforeseeable emergency for the purposes of this Section 3.7 will be made on the basis of the relevant facts and circumstances, with regard to the extent to which the emergency may be relieved through insurance or otherwise, by liquidation of the Participant’s assets (to the extent such liquidation of assets would not cause sever financial hardship) or by cessation of deferrals under the Plan. In no event shall a distribution be made pursuant to this Section 3.7 with respect to any Matching Account established for a Plan Year commencing on or after January 1, 2003 if such distribution would be on a date that is prior to the beginning of the third Plan Year commencing after the end of the Plan Year to which such Matching Account relates.”

3.             Section 3.8 of the Plan (relating to elective withdrawals) is deleted in its entirety, effective as of January 1, 2005.

4.             The following new Section 3.8 is added to the Plan, effective as of January 1, 2007:

“Change in Control.  Notwithstanding anything to the contrary contained herein, the balances of all outstanding Accounts (whether or not previously vested) will be distributed in full in a lump sum cash payments to the Participants (or beneficiaries) for whom such Accounts are maintained in the event and immediately prior to the occurrence of a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, in each case within the meaning and for the purposes of Section 409A of the Code.”

5.             The following new Section 3.9 is added to the Plan, effective as of January 1, 2007:

“Company Payment of Employer Obligations. The Company will be secondarily responsible for the payment of any amount payable to a Participant or beneficiary under the Plan if and to the extent such amount is not paid by a participating Employer (other than the Company) as and when such payment is due under and in accordance with the Plan; provided, however, that the Company’s secondary responsibility shall extend solely to post-2006 deferrals and credits other than post-2006 income credits with respect to pre-2007 Account balances; and provided further that this Section 3.9 will apply only with respect to amounts payable by an Employer in which the Company has a “controlling interest” (within the meaning of Treasury Regulation Section 1.414(c)-2(b)(2), but substituting “50 percent” for “80 percent”).”

6.             The following new Section 5.6 is added to the Plan, effective as of January 1, 2005:

“Compliance with Section 409A of the Code. The Plan is intended to comply with Section 409A of the Code and shall be interpreted and administered accordingly. Toward that end, unless permitted sooner by Section 409A of the Code, if a Participant is a “Specified Employee” as of the date of the Participant’s “Separation from Service” (as such terms are defined for purposes of Section 409A), payments that would otherwise be due under the Plan during the six-month period following a Participant’s Separation from Service will be deferred until and become payable on the first day of the seventh month following such Separation from Service. If any other payments under the Plan would result in the imposition of an additional tax under Section 409A of the Code, the Company may modify the timing of such payments or otherwise restructure the manner in which such payments will be made as and to the extent appropriate in order to avoid such imposition of additional tax.”